[LETTERHEAD OF HCB BANCSHARES, INC.]


NEWS RELEASE               HCB Bancshares, Inc.
                           June 2, 1999
                           Contact:       Cameron D. McKeel
                           Telephone No.: 870.836.6841
                           Facsimile No.: 870.836.0433


                FOR IMMEDIATE RELEASE
                ---------------------

             HCB BANCSHARES, INC. SECOND
              STOCK REPURCHASE APPROVED


HCB Bancshares, Inc. (the "Company"), headquartered in Camden, Arkansas, announced today that it has received regulatory approval to acquire an additional 251,275 shares of stock. This repurchase represents 10% of the outstanding common stock. In the fourth quarter of 1998 the Company announced a 5% buyback (132,250 shares) of common stock. This second repurchase will bring the Company's repurchase program to 15%, which is the maximum allowed by regulators. The program will be dependent upon market conditions and there is no guarantee as to the exact number of shares to be repurchased by the Company.

Vida H. Lampkin, President of the Company, stated that the Board of Directors authorized the second repurchase because it was considered an attractive investment and to take advantage of the low stock price compared to book value of the stock. With the previous repurchase the Company was able to repurchase the stock paying a weighted average price of $9.44 when the book value was approximately $14.25.

HCB Bancshares, Inc. is the holding company for HEARTLAND Community Bank, which conducts business through its main office located in Camden, Arkansas, four branch offices located in Camden, Fordyce, Monticello, and Sheridan, Arkansas, and a loan production office in Bryant, Arkansas.

Individuals interested in selling stock should contact Paula
Bergstrom at HEARTLAND Community Bank in Camden at 870.836.6841.